                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF FEBRUARY 11, 1998


                                      AMONG


                            INTERPORE INTERNATIONAL,
                            A CALIFORNIA CORPORATION,


                          BUCKEYE INTERNATIONAL, INC.,
                             A DELAWARE CORPORATION


                                       AND


                          CROSS MEDICAL PRODUCTS, INC.,
                             A DELAWARE CORPORATION

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I.  THE MERGER.......................................................................2

        Section 1.1. The Merger..............................................................2
        Section 1.2. Effective Time of the Merger............................................2
        Section 1.3. Closing.................................................................2
        Section 1.4. Effect of the Merger....................................................2


ARTICLE II.  CONVERSION OF SECURITIES........................................................3

        Section 2.1. Conversion of Cross Capital Stock.......................................3
        Section 2.2. Exchange of Certificates................................................3


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CROSS........................................6

        Section 3.1. Organization of Cross...................................................7
        Section 3.2. Cross Capital Structure.................................................7
        Section 3.3. Authority; No Conflict; Required Filings and Consents...................8
        Section 3.4. SEC Filings; Financial Statements......................................10
        Section 3.5. No Undisclosed Liabilities.............................................10
        Section 3.6. Absence of Certain Changes or Events...................................10
        Section 3.7. Taxes..................................................................11
        Section 3.8. Properties.............................................................12
        Section 3.9. Intellectual Property..................................................12
        Section 3.10. Regulation............................................................13
        Section 3.11. Agreements, Contracts and Commitments.................................14
        Section 3.12. Litigation............................................................15
        Section 3.13. Environmental Matters.................................................16
        Section 3.14. Employee Benefit Plans................................................17
        Section 3.15. Compliance With Laws..................................................18
        Section 3.16. Accounting and Tax Matters............................................18
        Section 3.17. Registration Statement; Joint Proxy Statement/Prospectus..............22
        Section 3.18. Labor Matters.........................................................22
        Section 3.19. Insurance.............................................................22
        Section 3.20. Opinion of Financial Advisor..........................................23
        Section 3.21. No Existing Discussions...............................................23
        Section 3.22. Section 203 of the DGCL Not Applicable................................23
        Section 3.23. Warn Act..............................................................23
        Section 3.24. Transactions with Related Parties.....................................23
        Section 3.25. Suppliers and Customers...............................................24

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF INTERPORE....................................24

        Section 4.1. Organization of Interpore..............................................24
        Section 4.2. Interpore Capital Structure............................................25
        Section 4.3. Authority; No Conflict; Required Filings and Consents..................26
        Section 4.4. SEC Filings; Financial Statements......................................27
        Section 4.5. No Undisclosed Liabilities.............................................27
        Section 4.6. Absence of Certain Changes or Events...................................28
        Section 4.7. Taxes..................................................................28
        Section 4.8. Properties.............................................................29
        Section 4.9. Intellectual Property..................................................29
        Section 4.10. Regulation............................................................31
        Section 4.11. Agreements, Contracts and Commitments.................................32
        Section 4.12. Litigation............................................................33
        Section 4.13. Environmental Matters.................................................33
        Section 4.14. Employee Benefit Plans................................................34
        Section 4.15. Compliance With Laws..................................................35
        Section 4.16. Accounting and Tax Matters............................................35
        Section 4.17. Registration Statement; Joint Proxy Statement/Prospectus..............38
        Section 4.18. Labor Matters.........................................................39
        Section 4.19. Insurance.............................................................39
        Section 4.20. Opinion of Financial Advisor..........................................39
        Section 4.21. No Existing Discussions...............................................40
        Section 4.22. Interpore Rights Plan.................................................40
        Section 4.23. Section 203 of the DGCL Not Applicable................................40
        Section 4.24. Warn Act..............................................................40
        Section 4.25. Transactions with Related Parties.....................................40
        Section 4.26. Suppliers and Customers...............................................41


ARTICLE V.  COVENANTS.......................................................................41

        Section 5.1. Conduct of Business....................................................41
        Section 5.2. Cooperation; Notice; Cure..............................................43
        Section 5.3. No Solicitation........................................................43
        Section 5.4. Joint Proxy Statement/Prospectus; Registration Statement...............44
        Section 5.5. NASDAQ Quotation and Listing...........................................45
        Section 5.6. Access to Information..................................................45
        Section 5.7. Stockholders' Meetings.................................................45
        Section 5.8. Legal Conditions to Merger.............................................46
        Section 5.9. Public Disclosure......................................................47
        Section 5.10. Nonrecognition Exchange...............................................47
        Section 5.11. Pooling Accounting....................................................47
        Section 5.12. Affiliate Agreements..................................................47
        Section 5.13. NASDAQ Listing........................................................48
        Section 5.14. Cross Stockholder Agreement Legend....................................48

        Section 5.15. Interpore Stockholder Agreement Legend................................48
        Section 5.16. Stock Plans...........................................................48
        Section 5.17. Brokers or Finders....................................................49
        Section 5.18. Indemnification.......................................................50
        Section 5.19. Stock Option Agreements...............................................50
        Section 5.20. No Warn Act Activities................................................50
        Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.............51
        Section 5.22. Conveyance Taxes......................................................52
        Section 5.23. Transfer Taxes........................................................52
        Section 5.24. Stockholder Litigation................................................52
        Section 5.25. Employee Benefits; Severance..........................................52
        Section 5.26. Supplemental Indenture................................................53
        Section 5.27. No Tax Offset Payments................................................53


ARTICLE VI.  CONDITIONS TO MERGER...........................................................53

        Section 6.1. Conditions to Each Party's Obligation to Effect the Merger.............53
        Section 6.2. Additional Conditions to Obligations of Cross..........................54
        Section 6.3. Additional Conditions to Obligations of Interpore......................55


ARTICLE VII.  TERMINATION AND AMENDMENT.....................................................56

        Section 7.1. Termination............................................................56
        Section 7.2. Effect of Termination..................................................58
        Section 7.3. Fees and Expenses......................................................58
        Section 7.4. Amendment..............................................................60
        Section 7.5. Extension; Waiver......................................................60


ARTICLE VIII.  MISCELLANEOUS................................................................60

        Section 8.1. Nonsurvival of Representations, Warranties and Agreements..............60
        Section 8.2. Notices................................................................60
        Section 8.3. Interpretation.........................................................61
        Section 8.4. Counterparts...........................................................61
        Section 8.5. Entire Agreement; No Third Party Beneficiaries.........................61
        Section 8.6. Governing Law..........................................................62
        Section 8.7. Assignment.............................................................62

EXHIBITS

        Exhibit A       Stockholder Agreement (Cross)
        Exhibit B       Stockholder Agreement (Interpore)
        Exhibit C       Stock Option Agreement (Cross)
        Exhibit D       Stock Option Agreement (Interpore)
        Exhibit E       Form of Cross Affiliate Agreement
        Exhibit F       Form of Interpore Affiliate Agreement

                             TABLES OF DEFINED TERMS

                                                                              CROSS REFERENCE
TERMS                                                                          IN AGREEMENT
-----                                                                          ------------
Acquisition Proposal                                                           Section 5.3(a)
Affiliate                                                                      Section 5.12
Affiliate Agreement                                                            Section 5.12
Agreement                                                                      Preamble
Alternative Transaction                                                        Section 7.3(e)
Bankruptcy and Equity Exception                                                Section 3.3(a)
CCC                                                                            Section 4.3(a)
Certificate of Merger                                                          Section 1.2
Certificates                                                                   Section 2.2(b)
Closing                                                                        Section 1.3
Closing Date                                                                   Section 1.3
Code                                                                           Preamble
Confidentiality Agreements                                                     Section 5.3(a)
Cross                                                                          Preamble
Cross Balance Sheet                                                            Section 3.4(b)
Cross Claims                                                                   Section 3.12
Cross Common Stock                                                             Preamble
Cross Disclosure Schedule                                                      Article III
Cross Employee Plans                                                           Section 3.14(a)
Cross Employees                                                                Section 5.24(b)
Cross Exchange Ratio                                                           Section 2.1(b)
Cross Intellectual Property                                                    Section 3.9(a)
Cross Material Adverse Effect                                                  Section 3.1
Cross Material Contracts                                                       Section 3.11(a)
Cross Preferred Stock                                                          Section 3.2(a)
Cross Products                                                                 Section 3.10(a)
Cross SEC Reports                                                              Section 3.4(a)
Cross Stock Option                                                             Section 5.15(a)
Cross Stock Option Agreement                                                   Preamble
Cross Stock Plans                                                              Section 3.2(a)
Cross Stockholder Agreement                                                    Preamble
Cross Stockholders' Meeting                                                    Section 3.17
Debentures                                                                     Section 5.26
DGCL                                                                           Section 1.1
Effective Time                                                                 Section 1.2
Environmental Law                                                              Section 3.13(b)
ERISA                                                                          Section 3.14(a)
ERISA Affiliate                                                                Section 3.14(a)
Exchange Act                                                                   Section 3.3(c)
Exchange Agent                                                                 Section 2.2(a)
Exchange Fund                                                                  Section 2.2(a)

                                                                              CROSS REFERENCE
TERMS                                                                          IN AGREEMENT
-----                                                                          ------------
Existing Indenture                                                             Section 5.26
FDA                                                                            Section 3.10(a)
Governmental Entity                                                            Section 3.3(c)
Hazardous Substance                                                            Section 3.3(c)
Indemnified Parties                                                            Section 5.17(a)
Interpore                                                                      Preamble
Interpore Balance Sheet                                                        Section 4.4(b)
Interpore Claims                                                               Section 4.12
Interpore Common Stock                                                         Preamble
Interpore Disclosure Schedule                                                  Article IV
Interpore Employee Plans                                                       Section 4.14(a)
Interpore Employees                                                            Section 5.24(b)
Interpore Intellectual Property                                                Section 4.9(a)
Interpore Material Adverse Effect                                              Section 4.1
Interpore Material Contracts                                                   Section 4.11(c)
Interpore Preferred Stock                                                      Section 4.2(a)
Interpore Products                                                             Section 4.10(a)
Interpore Rights Plan                                                          Section 4.2(b)
Interpore SEC Reports                                                          Section 4.4(a)
Interpore Stock Option Agreement                                               Preamble
Interpore Stock Plans                                                          Section 4.2(a)
Interpore Stockholder Agreement                                                Preamble
Interpore Stockholders' Meeting                                                Section 3.17
IRS                                                                            Section 3.7(b)
Joint Proxy Statement/Prospectus                                               Section 3.17
Liens                                                                          Section 3.2(a)
Merger                                                                         Preamble
Order                                                                          Section 5.8(b)
Outside Date                                                                   Section 7.1(b)
Person                                                                         Section 3.9(b)
Registration Statement                                                         Section 3.17
SEC                                                                            Section 3.3(c)
Securities Act                                                                 Section 2.2(k)
Stockholder Agreement                                                          Preamble
Sub                                                                            Preamble
Subsidiary                                                                     Section 3.1
Superior Proposal                                                              Section 5.3(a)
Supplemental Indenture                                                         Section 5.26
Tax                                                                            Section 3.7(a)
Third Party                                                                    Section 5.3(a)
Transfer Taxes                                                                 Section 5.22
WARN Act                                                                       Section 3.24

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of February 11, 1998, by and between INTERPORE INTERNATIONAL, a California corporation ("Interpore"), BUCKEYE INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of Interpore ("Sub") and CROSS MEDICAL PRODUCTS, INC., a Delaware corporation ("Cross").

        WHEREAS, the respective Boards of Directors of Interpore, Sub and Cross, and Interpore, acting as the sole shareholder of Sub, have approved the merger of Sub with and into Cross (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of Cross ("Cross Common Stock"), other than Cross Common Stock owned by Interpore, Sub or Cross, will be converted into the right to receive Common Stock, no par value of Interpore ("Interpore Common Stock");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Interpore's willingness to enter into this Agreement, Interpore and certain affiliate stockholders of Cross have entered into a Stockholder Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Cross Stockholder Agreement");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Cross's willingness to enter into this Agreement, Cross and certain affiliate stockholders of Interpore have entered into a Stockholder Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Interpore Stockholder Agreement" and collectively with the Cross Stockholder Agreement, the "Stockholder Agreements"));

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Cross's and Interpore's willingness to enter into this Agreement, Cross and Interpore have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit C (the "Cross Stock Option Agreement"), pursuant to which Interpore granted Cross an option to purchase shares of common stock of Interpore under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit D (the "Interpore Stock Option Agreement" and, together with the Cross Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Cross granted Interpore an option to purchase shares of common stock of Cross under certain circumstances;

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, for accounting purposes, it is intended that the transactions contemplated by this Agreement shall be accounted for as a pooling of interests; and

        WHEREAS, the Boards of Directors of Cross and Interpore have approved this Agreement, the Stockholder Agreements and the Stock Option Agreements, as applicable;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                   ARTICLE I.

                                   THE MERGER

        Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Sub shall merge with and into Cross. Cross shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate. At the election of Interpore, any newly-created direct or indirect wholly-owned Subsidiary (as defined in Section 3.1) of Interpore may be substituted for Sub as a constituent corporation in the Merger.

        Section 1.2. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger in such form as is required by the relevant provisions of the DGCL (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as is specified in the Certificate of Merger (the time at which the Merger has become fully effective being hereinafter referred to as the "Effective Time").

        Section 1.3. Closing. The closing of the Merger (the "Closing") will take place at 8:00 a.m., local time, at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on a date to be specified by Interpore and Cross, which shall be no later than the second business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to in writing by Interpore and Cross.

        Section 1.4. Effect of the Merger. As a result of the Merger, the separate corporate existence of Sub shall cease and Cross shall continue as the surviving corporation. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Sub shall vest in Cross, and all debts, liabilities and duties of Sub shall become the debts, liabilities and duties of Cross.

                                   ARTICLE II.

                            CONVERSION OF SECURITIES

        Section 2.1. Conversion of Cross Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of Cross Common Stock:

               (a) Cancellation of Treasury Stock and Interpore-Owned Stock. All shares of Cross Common Stock that are owned by Cross as treasury stock and any shares of Cross Common Stock owned by Interpore, Sub or any other wholly-owned Subsidiary (as defined in Section 3.1) of Interpore shall be canceled and retired and shall cease to exist and no stock of Interpore or other consideration shall be delivered in exchange therefor.

               (b) Exchange Ratio for Cross Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Cross Common Stock (other than shares to be canceled in accordance with Section 2.1(a) or Dissenting Shares (as defined in Section 2.3) in respect of which appraisal rights are properly exercised and perfected under Section 262 of the DGCL) shall be converted into the right to receive 1.275 shares (the "Cross Exchange Ratio") of Interpore Common Stock. All such shares of Cross Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Interpore Common Stock and an amount equal to certain dividends and other distributions described in Section 2.2(c), without interest, upon the surrender of such certificate in accordance with Section 2.2.

        Section 2.2. Exchange of Certificates. The procedures for exchanging certificates which prior to the Effective Time represented shares of Cross Common Stock for certificates representing Interpore Common Stock pursuant to the Merger are as follows:

               (a) Exchange Agent. As of the Effective Time, Interpore shall deposit with a bank or trust company or other entity mutually agreeable to Interpore and Cross (the "Exchange Agent"), for the benefit of the holders of shares of Cross Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Interpore Common Stock and an estimated amount of cash in lieu of fractional shares (such shares of Interpore Common Stock and cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Section 2.1 in exchange for shares of Cross Common Stock outstanding immediately prior to the Effective Time.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cross Common Stock (collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Interpore Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Interpore may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Interpore Common Stock (plus cash in lieu of fractional shares, if any, of Interpore Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Interpore, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Interpore Common Stock, the amount of any cash payable in lieu of fractional shares of Interpore Common Stock, if any, and an amount equal to certain dividends and other distributions which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Cross Common Stock prior to the Effective Time which is not registered in the transfer records of Cross, a certificate representing the number of shares of Interpore Common Stock issuable and any amounts payable in accordance with this Agreement may be issued and paid to a transferee if the Certificate representing such Cross Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

               (c) Distributions With Respect to Unexchanged Shares. No amount in respect of dividends or other distributions declared or made after the Effective Time with respect TO Interpore Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Interpore Common Stock which the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate to Interpore in accordance herewith. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Interpore Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Interpore Common Stock to which such holder is entitled pursuant to subsection
(e) below and an amount equal to the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to whole shares of Interpore Common Stock, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole shares of Interpore Common Stock, in each case without interest.

               (d) No Further Ownership Rights in Cross Common Stock. All shares of Interpore Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Cross Common Stock theretofore represented by such Certificates, subject, however, to Interpore's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cross on such shares of Cross Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Cross of the shares of Cross Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Interpore or Cross for any reason, such Certificates shall be canceled and exchanged as provided in this Section 2.2.

               (e) No Fractional Shares. No certificate or scrip representing fractional shares of Interpore Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Cross Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Cross Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Interpore Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Interpore Common Stock multiplied by the average closing sale price per share of Interpore Common Stock (as reported on the NASDAQ National Market) for the ten (10) consecutive trading days immediately prior to the Effective Time.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Cross for 180 days after the Effective Time shall be delivered to Interpore upon demand, and any former stockholder of Cross who has not previously complied with this
Section 2.2 shall thereafter look only to Interpore for payment of such former stockholder's claim for Interpore Common Stock, any cash in lieu of fractional shares of Interpore Common Stock and any amounts in respect of dividends or distributions with respect to Interpore Common Stock.

               (g) No Liability. None of Cross, Interpore, or the Exchange Agent shall be liable to any holder of shares of Cross Common Stock, as the case may be, for any shares of Interpore Common Stock (or cash in lieu of fractional shares of Interpore Common Stock or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Interpore, on a daily basis. Any interest and other income resulting from such investments shall be paid to Interpore.

               (i) Withholding Rights. Interpore shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Cross Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Interpore, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cross Common Stock in respect of which such deduction and withholding was made.

               (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Interpore, the posting by such person of a bond in such reasonable amount as Interpore may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Interpore Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Interpore Common Stock deliverable in respect thereof pursuant to this Agreement.

               (k) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.12) of Cross or Interpore shall not be exchanged until (i) Interpore has received an Affiliate Agreement (as defined in Section 5.12) from such Affiliate or (ii) until the later of such date as such shares of Interpore Common Stock are freely tradable without jeopardizing the pooling of interests accounting treatment of the Merger and without violating the Securities Act of 1933, as amended (the "Securities Act").

        Section 2.3. Dissenting Shares. Subject to Section 6.3(e), Shares of Cross Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive shares of Interpore Common Stock as provided in Section 2.1, but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares of Cross Common Stock held by them from Interpore (or the Exchange Agent, if applicable) as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares of Cross Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the shares of Interpore Common Stock as provided in Section 2.1, without any interest thereon and less any required withholding of taxes, upon surrender of the Certificate(s) representing such shares of Cross Common Stock, in the manner provided in Section 2.2 and such shares of Cross Common Stock shall no longer be Dissenting Shares.


                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF CROSS

        Cross represents and warrants to Interpore that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by Cross to Interpore on or before the date of this Agreement (the "Cross Disclosure Schedule"). The Cross Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Whenever a statement in this Article III is qualified by "to the best knowledge of Cross" or a similar phrase, it is intended to indicate that the executive officers of Cross do not have current actual knowledge of the inaccuracy of such statement.

        Section 3.1. Organization of Cross. Each of Cross and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Cross and its Subsidiaries, taken as a whole (an "Cross Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of Cross and each Subsidiary of Cross has been delivered to Interpore. Except as set forth in Cross SEC Reports (as defined in Section 3.4) filed prior to the date hereof, neither Cross nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Cross or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding
(i) securities in any publicly traded company held for investment by Cross and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $50,000. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the economic interests in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 3.2.  Cross Capital Structure.

               (a) The authorized capital stock of Cross consists of 40,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value ("Cross Preferred Stock"). As of the date hereof, (i) 5,259,314 shares of Cross Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Cross Common Stock were held in the treasury of Cross or by Subsidiaries of Cross. The Cross Disclosure Schedule shows the number of shares of Cross Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "Cross Stock Plans"). As of the date of this Agreement, no shares of Cross Preferred Stock are issued or outstanding and no dividends or other distributions have been declared or made by Cross in respect of any of its capital stock. There are no obligations, contingent or otherwise, of Cross or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Cross Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have a Cross Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of Cross's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Cross or another Subsidiary of Cross free and clear of all security interests, liens, claims, pledges, agreements, limitations in Cross's voting rights, charges or other encumbrances of any nature (collectively, "Liens").

               (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the Cross Stock Plans or the Interpore Stock Option Agreement, (i) there are no shares of capital stock of any class of Cross, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Cross or any of its Subsidiaries is a party or by which it is bound obligating Cross or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of Cross or any of its Subsidiaries or obligating Cross or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of Cross, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Cross. All shares of Cross Common Stock subject to issuance as specified in this Section 3.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

        Section 3.3.  Authority; No Conflict; Required Filings and Consents.

               (a) Cross has all requisite corporate power and authority to enter into this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements and to consummate the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements. The execution and delivery of this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements by Cross have been duly authorized by all necessary corporate action on the part of Cross, subject only to the approval and adoption of this Agreement and the Merger by Cross's stockholders under the DGCL. This Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements have been duly executed and delivered by Cross and constitute the valid and binding obligations of Cross, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

               (b) The execution and delivery of this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements by Cross does not, and the consummation of the transactions contemplated by this Agreement, the Interpore Stockholder Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Cross or any of its Subsidiaries,

(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Cross or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cross or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Cross Material Adverse Effect or (y) would not substantially impair or delay the consummation of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Cross or any of its Subsidiaries in connection with the execution and delivery of this Agreement, Stockholder Agreements and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.17 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have a Cross Material Adverse Effect or (y) substantially impair or delay the consummation of the Merger.

               (d) The affirmative vote of the holders of a majority of the outstanding shares of Cross Common Stock at the Cross Stockholders Meeting (as defined in Section 3.17) or any adjournment or postponement thereof to approve this Agreement is the only vote of the holders of any class or series of Cross's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        Section 3.4.  SEC Filings; Financial Statements.

               (a) Cross has filed and made available to Interpore all forms, reports and documents required to be filed by Cross with the SEC since January 1, 1996 (collectively, the "Cross SEC Reports"). The Cross SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cross SEC Reports or necessary in order to make the statements in such Cross SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Cross's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) of Cross contained in the Cross SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Cross and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Cross as of December 31, 1997 is referred to herein as the "Cross Balance Sheet."

        Section 3.5. No Undisclosed Liabilities. Except as disclosed in the Cross SEC Reports filed prior to the date hereof, and as of the Closing Date except as set forth in the audited financial statements of Cross as of December 31, 1997, and except for normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, Cross and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Cross Material Adverse Effect.

        Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the Cross SEC Reports filed prior to the date of this Agreement, since the date of the Cross Balance Sheet, Cross and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Cross Material Adverse Effect (other than events, developments, states of affairs or conditions that are the effect or result of actions taken by Interpore or economic factors affecting the economy as a whole or the industry in which Cross competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Cross or any of its Subsidiaries which is reasonably likely to have a Cross Material Adverse Effect; (iii) any material change by Cross in its accounting methods, principles or practices to which Interpore has not previously consented in writing; (iv) any revaluation by Cross of any of its assets which is reasonably likely to have a Cross Material Adverse Effect; or (v) any other action or event that would have required the consent of Interpore pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have a Cross Material Adverse Effect.

        Section 3.7.  Taxes.

               (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

               (b) Cross and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Cross, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Cross Material Adverse Effect. Cross and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect. Neither Cross nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have a Cross Material Adverse Effect. There are no liens for Taxes upon the assets of Cross or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.

               (c) Neither Cross nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending December 31, 1993, other than a group the common parent of which is or was Cross or any Subsidiary of Cross.

               (d) Neither Cross nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.

        Section 3.8.  Properties.

               (a) Cross and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of the businesses of Cross and its Subsidiaries or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Cross Material Adverse Effect. All such material assets and properties, other than assets and properties in which Cross or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens that individually or in the aggregate would not have a Cross Material Adverse Effect.

               (b) Cross and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have a Cross Material Adverse Effect. Cross and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a Cross Material Adverse Effect.

        Section 3.9.  Intellectual Property.

               (a) Cross and its Subsidiaries own or possess adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the business of Cross and its Subsidiaries, including, without limitation, (i) all patents and trademarks associated with the business of Cross and its Subsidiaries (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof, all of which are set forth on
Section 3.9 of the Cross Disclosure Schedule), (ii) copyrights associated solely with the business of Cross and its Subsidiaries, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on Section 3.9 of the Cross Disclosure Schedule,
(iii) inventions, formulae, processes, designs, know-how or other data or information, (iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing, and (vii) licenses or rights with respect to any of the foregoing or property of like nature (collectively, "Cross Intellectual Property").

               (b) (i) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to Cross or any of its Subsidiaries, currently used in the conduct of the business of Cross or its Subsidiaries, and all applications therefor;

                      (ii) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of the owners of the Cross Intellectual Property. Each owner listed in Section 3.9 of the Cross Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record;

                      (iii) Section 3.9 of the Cross Disclosure Schedule sets forth a complete and accurate list of all agreements between Cross, on the one hand, and any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, Governmental Entity, trust or other entity (any of the foregoing, a "Person"), on the other hand, granting any right to use or practice any rights with respect to any Cross Intellectual Property;

                      (iv) there is no encumbrance on the right of Cross and its Subsidiaries to transfer any of the Cross Intellectual Property, as herein contemplated;

                      (v) no trade secret, formula, process, invention, design, know-how or any other information currently used in the conduct of the business of Cross and its Subsidiaries has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

                      (vi) there are no pending proceedings by or before any Governmental Entity, including oppositions, interferences, proceedings or suits, relating to such Cross Intellectual Property, and no such proceedings are threatened;

                      (vii) the conduct of the business of Cross and its Subsidiaries and the exercise of rights relating to the patents which are part of the Cross Intellectual Property does not infringe upon or otherwise violate any rights of any Person with respect to the Cross Intellectual Property;

                      (viii) to Cross's knowledge, no Person is infringing upon or otherwise violating any patents which are part of the Cross Intellectual Property;

                      (ix) Neither Cross nor any of its Subsidiaries has received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of an Persons relating to the scope, ownership or use of any of the Cross Intellectual Property; and

                      (x) each copyright registration, patent and registered trademark and application therefor listed in Section 3.9 of the Cross Disclosure
Schedule is in proper form, has not been disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

        Section 3.10. Regulation.

               (a) Except as is not reasonably likely to have a Cross Material Adverse Effect, since March 1, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Cross or any of its Subsidiaries (the "Cross Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Cross and each of its Subsidiaries has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of Cross Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have a Cross Material Adverse Effect. Except as described in the Cross SEC Reports, since March 1, 1993, there have been no recalls, field notifications or seizures ordered or, to Cross's knowledge, threatened by any such governmental or regulatory body with respect to any of the Cross Products. Cross has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA. Section 3.10(a) of the Cross Disclosure Schedule sets forth summary information concerning all 510(k) applications, Premarket Approvals and Investigation Device Exemptions obtained by Cross or any of its Subsidiaries from the FDA or required in connection with the manufacturing, marketing and sale of any Cross Product, including title, date issued, summary and type of FDA action.

               (b) Cross has obtained, in all countries where Cross or any of its Subsidiaries is marketing or has marketed the Cross Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by Cross or any of its Subsidiaries (collectively, "Cross Licenses"), except for any such failures that are not reasonably likely, individually or in the aggregate, to have a Cross Material Adverse Effect.
Section 3.10(b) of the Cross Disclosure Schedule (i) contains a complete and accurate list of all Cross Licenses and (ii) identifies all material information relating to regulation of the Cross Products, including licenses, registrations, approvals, permits, device listings, inspections, Cross's and its Subsidiaries' recalls and product actions, audits and Cross's and its Subsidiaries' ongoing clinical studies. Other than as set forth on Section 3.10(b) of the Cross Disclosure Schedule, there are no Cross Licenses or material information of the type described in clause (ii) of the immediately preceding sentence.

               (c) With respect to Cross Products sold during the last five years, neither Cross nor any Subsidiary has marketed any of its products for uses other than uses approved by the FDA.

        Section 3.11. Agreements, Contracts and Commitments.

               (a) Subsections (i) through (vii) of Section 3.11(a) of the Cross Disclosure Schedule contain a list of the following types of contracts and agreements to which Cross or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.11(a) of the Cross Disclosure Schedule being referred to herein collectively as the "Cross Material Contracts"):

                      (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Cross or any Subsidiary is a party;

                      (ii) all contracts with physicians and any scientific advisory board members;

                      (iii) all contracts with independent contractors or consultants (or similar arrangements) to which Cross or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1998, or
(B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

                      (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Cross or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Cross or any Subsidiary has imposed (or may impose) a lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                      (v) all contracts and agreements that limit the ability of Cross or any Subsidiary or, after the Effective Time, Interpore or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                      (vi) all contracts and agreements between or among Cross or any Subsidiary, on the one hand, and any affiliate of Cross (other than a wholly owned Subsidiary), on the other hand; and

                      (vii) all other contracts or agreements (A) which are material to Cross and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have a Cross Material Adverse Effect or (C) which are believed by Cross to be of unique value to Cross even though not material to the business of Cross.

               (b) Except as would not, individually or in the aggregate, have a Cross Material Adverse Effect, each contract referred to in paragraphs (ii) and
(vii) above and each other material contract or agreement of Cross or any Subsidiary which would have been required to be disclosed in Sections 3.11(a)(ii) and (vii) of the Cross Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Cross Material Contracts is in default by its terms or had been canceled by the other party; Cross and its Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Cross or any of its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Cross has furnished Interpore with true and complete copies of all Cross Material Contracts and any and all amendments thereto.

        Section 3.12. Litigation.

               (a) Section 3.12(a) of the Cross Disclosure Schedule sets forth a complete and accurate list, of all claims, actions, litigations, proceedings, product liability claims and investigations pending or, to Cross's knowledge, threatened against Cross or any of its

Subsidiaries, or any property or asset of Cross or any of its Subsidiaries, before any Governmental Authority or arbitrator (collectively, "Cross Claims"). Each Cross Claim is cross-referenced in Section 3.12 of the Cross Disclosure Schedule by the insurer or insurers from which Cross or any Subsidiary has claimed coverage for such Cross Claim. There is no Cross Claim, which, individually or when aggregated with other Cross Claims which are reasonably likely to result from facts and circumstances that have given rise to such a Cross Claim, is reasonably likely to have a Cross Material Adverse Effect. As of the date hereof, neither Cross nor any of its Subsidiaries nor any property or asset of Cross or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Cross Material Adverse Effect.

               (b) As of the date hereof, to Cross's knowledge, neither Cross nor any of its Subsidiaries has received notice from any source that Cross or any of its Subsidiaries may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have, individually or in the aggregate, a Cross Material Adverse Effect.

        Section 3.13. Environmental Matters.

               (a) To the knowledge of Cross and except as disclosed in the Cross SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect: (i) Cross and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b)); (ii) the properties currently owned, leased or operated by Cross and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.13(c));
(iii) the properties formerly owned, leased or operated by Cross or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Cross or any of its Subsidiaries; (iv) neither Cross nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Cross nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Cross nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Cross or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Cross nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Cross or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Cross or any of its Subsidiaries pursuant to any Environmental Law.

               (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

               (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

        Section 3.14. Employee Benefit Plans.

               (a) For purposes of this Agreement, the "Cross Employee Plans" shall mean all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Cross or any trade or business (whether or not incorporated) which is under common control with Cross within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or any Subsidiary of Cross (together, the "Cross Employee Plans"). Cross has listed in Section
3.14 of the Cross Disclosure Schedule all Cross Employee Plans.

               (b) With respect to each Cross Employee Plan, Cross has made available to Interpore, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Cross Employee Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such Cross Employee Plan and (iv) the most recent actuarial report or valuation relating to a Cross Employee Plan subject to Title IV of ERISA.

               (c) With respect to the Cross Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Cross, there exists no condition or set of circumstances in connection with which Cross could be subject to any liability that is reasonably likely to have a Cross Material Adverse Effect under ERISA, the Code or any other applicable law.

               (d) With respect to the Cross Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Cross, except for obligations which, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect.

               (e) Except as disclosed in the Cross SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Cross nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Cross or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Cross of the nature contemplated by this Agreement, (ii) agreement with any officer of Cross providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Cross or any of its Subsidiaries (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by Cross of any amount (i) that is not deductible under Section 162(a)(1) of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

        Section 3.15. Compliance With Laws. Cross has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, including without limitation, Federal Medicare and Medicaid statutes, including without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related statutes or regulations, with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Cross Material Adverse Effect.

        Section 3.16. Accounting and Tax Matters.

               (a) To the best knowledge of Cross, after consulting with its independent auditors with respect to clause (i) below and its tax advisors with respect to clause (ii) below, neither Cross nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent Interpore from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Except as contemplated by the Cross Option Agreement, neither Cross nor any of its Subsidiaries owns any shares of Interpore Common Stock or other securities convertible into shares of Interpore Common Stock (exclusive of any shares owned by Cross's employee benefit plans).

               (b) The terms of the exchange of the outstanding shares of Cross Common Stock for Interpore Common Stock were arrived at as a result of arm's length negotiations. Based on the fairness opinion of Piper Jaffray Inc. pursuant to Section 3.20 and based on the value of the Interpore Common Stock and Cross Common Stock at the date of this Agreement, the fair market value of the Interpore Common Stock (and, if applicable, cash in lieu of fractional shares) received by each stockholder of Cross will be approximately equal to the fair market value of Cross Common Stock surrendered in the Merger. The only consideration to be issued in the Merger is Interpore Common Stock, except for cash paid for fractional shares and cash paid to dissenters.

               (c) Cross knows of no plan or intention of any of the stockholders of Cross to (i) sell, exchange, or otherwise dispose of a number of shares of Interpore Common Stock received pursuant to the Merger that would reduce the Cross Stockholders' aggregate ownership of Interpore Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding Cross Common Stock as of the same date (but including distributions by Cross and the value of Cross Common Stock redeemed or surrendered by dissenters for cash or other property in connection with the Merger, regardless of whether such distribution, redemption or surrender occurred or occurs prior to the Effective Time) or (ii) enter into any transaction or arrangement that would eliminate substantially all of the economic benefits and burdens of beneficial ownership of any shares of Interpore Common Stock.

               (d) Following consummation of the Merger, (i) Cross will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and at least 90 percent of the fair market value of Sub's net assets and 70 percent of the fair market value of Sub's gross assets and (ii) Cross and its Subsidiaries, on a combined basis, and disregarding any shares of stock of any such Subsidiary, will hold 90% of the fair market value of their net assets, and at least 70% of the fair market value of their gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by Cross or Sub to stockholders of Cross who receive cash or other property, either as dissenters' rights or in lieu of fractional shares, amounts used by Cross to pay its expenses related to the Merger and all redemptions or distributions made by Cross in connection with the Merger are included in computing Cross's and Sub's assets held immediately prior to the Merger.

               (e) Cross has no plan or intention to issue additional shares of its stock or other securities (or any options, warrants, or other similar rights) that would result in Interpore losing "control" of Cross within the meaning of Section 368(c) of the Code or owning less than 80% of any class of outstanding capital stock of Cross after the Merger.

               (f) Cross and its stockholders will pay their respective expenses, if any, incurred in connection with the transaction and neither Cross or its stockholders will pay the expenses of Interpore or Sub.

               (g) No intercorporate indebtedness exists between Cross and either Interpore or Sub that was issued, acquired, or will be settled at a discount.

               (h) None of the shares of Cross Common Stock issued and outstanding at any time prior to the Merger have been sold, exchanged, redeemed or otherwise disposed of prior to the Merger in a transaction or transactions related to the Merger (or otherwise in connection with the Merger) for consideration other than Interpore Common Stock, except for shares of Cross Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Interpore Common Stock.

               (i) Except for any shares of Cross Common Stock subject to dissenters rights of appraisal or exchanged for cash in lieu of fractional shares, and assuming that the Merger will be validly effected pursuant to the laws of the State of Delaware, all of the issued and outstanding shares of all classes of the capital stock of Cross immediately prior to the Merger will be converted and exchanged in the Merger solely for Interpore Common Stock.

               (j) As of the Effective Time, the fair market value of the assets of Cross will exceed the sum of its liabilities, plus the liabilities, if any, to which its assets are subject, and all liabilities were incurred by Cross in the ordinary course of its business.

               (k) Cross has not filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

               (l) Cross is not an investment company within the meaning of
Section 368(a)(2)(F) of the Code. Generally, a corporation is an "investment company" under that provision of the Code if 50% or more of its assets (by value) consist of stock or securities and 80% or more of its assets (by value) are held for investment. For purposes of these 50% and 80% tests, however, stock of a subsidiary corporation is ignored and Interpore is deemed to own a ratable portion of its subsidiary's assets directly. (A corporation is a subsidiary for this purpose if the parent owns 50% or more of its stock by vote or value.)

               (m) Immediately after the time of the Merger, Cross will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person can acquire stock in Cross, that if exercised or converted, would affect Interpore's acquisition or retention of "control" of Cross within the meaning of Section 368(c) of the Code.

               (n) Stockholders of Cross will receive Interpore Common Stock in the Merger that has a value, as of the date of the Merger, of at least 80 percent of the value of all of the formerly outstanding Cross Common Stock as of the same date and at least 80 percent of the total number of shares of all other classes of stock, in exchange solely for voting stock of Interpore. For purposes of this representation, Cross shares exchanged for cash or other property originating with Interpore will be treated as outstanding Cross Common Stock on the date of the Merger. Moreover, in making this representation, we have considered shares of Cross Common Stock and Interpore Common Stock held by the stockholders of Cross and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger.

               (o) No part of any consideration paid to any stockholder of Cross for services performed by such stockholder for Cross or pursuant to any other contractual relationship between Cross and such stockholder constitutes separate or additional consideration for the shares of Cross Common Stock tendered in the Merger, and, no part of the Interpore Common Stock transferred to such stockholder of Cross pursuant to the Merger constitutes separate or additional consideration attributable to such services or other contractual relationships.

               (p) Following the Merger, Cross and its Subsidiaries each intend to continue its historic business or use a significant portion of its historic business assets in a business.

               (q) Cross has no plan or intention to liquidate, merge into another corporation, or to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

               (r) Cross is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax.

               (s) Cross has not paid or declared dividends with respect to its stock prior to the Merger.

               (t) There are no restrictions or agreements with respect to the stock of Cross, except for the Cross Stockholders Agreement and the Cross Stock Option Agreement.

               (u) The Merger will be consummated in compliance with the material terms of this Agreement, and none of the material terms and conditions therein has been waived or modified, and Cross has no plan or intention to waive or modify any such material condition. No side agreements exist between Cross and any of its stockholders, Interpore or Sub related to the Merger which set forth terms or conditions or call for payment of consideration by any party not set forth in this Agreement, except as listed on Section 3.16(u) of the Cross Disclosure Schedule.

               (v) To the best knowledge of Cross, No shares of Cross Common Stock are owned or have been owned, directly or indirectly, at any time during the past five years by Interpore or Sub.

               (w) All the outstanding debt of Cross has been, and will be, treated by Cross as debt, and not as equity, for all financial accounting and tax purposes. At the time of the issuance of the debt, it was anticipated that the existing cash flow of Cross would be more than adequate to enable Cross to timely make all scheduled payments of interest and principal on the debt. Cross has in fact timely made all payments of principal and interest on the debt as such payments have become due.

               (x) Amounts, if any, paid to dissenters will be paid solely out of funds of Cross and not from any consideration paid by Interpore.

               (y) Cross knows of no stockholder of Cross who acquired his or her shares of Cross Stock in contemplation of the Merger.

               (z) Cross has not repurchased any shares of its outstanding stock since January 1, 1995.

               (aa) The payment of cash in lieu of fractional shares of Interpore Common Stock does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of Cross instead of issuing fractional shares of Interpore Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholder of Cross for their shares of Cross Common Stock. The fractional share interests of each stockholder of Cross will be aggregated, and no stockholder of Cross will receive cash in an amount greater than the value of one full share of Interpore Common Stock.

               (bb) To the best of Cross's knowledge, none of the compensation received by any stockholder of Cross who is also an employee or independent contractor of Cross from Interpore will be separate or additional consideration for, or allocable to any of their shares of Cross Common Stock; none of the shares of Interpore Common Stock received by any such stockholder will be separate or additional consideration for, or allocable to, any employment agreement with Interpore or other agreement to perform services for Interpore; and the compensation paid to any such stockholder by Interpore will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (cc) To the best of Cross's knowledge and based on the representations of Interpore, Cross has no reason to believe that the representations made by Interpore in Section 4.16 are not true, correct and complete in all material respects.

        Section 3.17. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by Cross for inclusion in the registration statement on Form S-4 pursuant to which shares of Interpore Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Cross for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Interpore and Cross in connection with the meeting of Cross's stockholders (the "Cross Stockholders' Meeting") and the meeting of Interpore's stockholders (the "Interpore Stockholders' Meeting") to consider this Agreement and the Merger (the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Cross or Interpore, at the time of the Cross Stockholders' Meeting and the Interpore Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Cross Stockholders' Meeting or the Interpore Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Cross or any of its Affiliates, officers or directors should be discovered by Cross which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Cross shall promptly inform Interpore.

        Section 3.18. Labor Matters. Neither Cross nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Cross or any of its Subsidiaries the subject of any material proceeding asserting that Cross or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Cross, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Cross or any of its Subsidiaries.

        Section 3.19. Insurance.

               (a) Section 3.19(a) of the Cross Disclosure Schedule sets forth a complete and accurate list of all material fire and casualty, general liability, business interruption, product liability, directors and officers and other insurance policies maintained by Cross or any of its

Subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Cross and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Cross Material Adverse Effect.

               (b) Section 3.19(b) of the Cross Disclosure Schedule sets forth a complete and accurate list of all products liability insurance policies which Cross or any of its Subsidiaries has maintained since June 30, 1991. Copies of all such products liability insurance policies have been provided to Interpore prior to the date hereof. Cross has continuous insurance coverage in amounts equal to $5 million or more per occurrence and in the aggregate for products liability claims, on a claims made basis from January 1, 1990 through January 1, 1999 covering each of its products sold during such periods.

        Section 3.20. Opinion of Financial Advisor. The financial advisor of Cross, Piper Jaffray Inc., has delivered to Cross an opinion dated the date of this Agreement to the effect that the consideration to be received in the Merger by Cross's stockholders is fair to Cross's stockholders from a financial point of view, a signed copy of which opinion has been promptly delivered to Interpore.

        Section 3.21. No Existing Discussions. As of the date hereof, Cross is not engaged, directly or indirectly, in any material discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

        Section 3.22. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in DGCL Section 203) will not apply to the authorization, execution, delivery and performance of this Agreement, the Stockholder Agreement or the Stock Option Agreements by Cross or by the parties thereto or the consummation of the Merger by Cross. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Cross or (by reason of Cross's participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 3.23. Warn Act. Since the enactment of the Work Adjustment and Retraining Notification Act of 1988 ("WARN Act"), neither Cross nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more operating units within any site of employment of Cross or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting Cross or any of its Subsidiaries; nor has Cross been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of Cross or its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the Effective Date of this Agreement.

        Section 3.24. Transactions with Related Parties. No officer or director of Cross or its Subsidiaries or any affiliate thereof, or any business or entity in which Cross or its Subsidiaries or any affiliate thereof, or relative of any such person, has any direct or material indirect interest (collectively, "Related Parties"):

               (a) has borrowed money or loaned money to Cross or any Subsidiary;

               (b) has made or threatened any contractual or other claim of any kind whatsoever against Cross or any Subsidiary;

               (c) has any interest in any property or assets used by Cross or any Subsidiary in its business;

               (d) has been engaged in any other transaction with Cross or any Subsidiary (other than employment relationships disclosed in Section 3.14);

               (e) owns or holds any capital stock or other ownership interest in Interpore; or

               (f) since December 1, 1997, has purchased or sold any of the capital stock or other ownership interests of Cross or Interpore.

        Section 3.25. Suppliers and Customers. Section 3.25 of the Cross Disclosure Schedule contains a list of Cross's top five suppliers and top ten customers, determined in each case by aggregate purchases. No supplier or customer accounted for more than ten percent of Cross's and its Subsidiaries' sales or purchases in either of the past two years and no other supplier or customer material to the business of Cross and its Subsidiaries, taken as a whole, has materially decreased its supplies or orders, as the case may be, or terminated its relationship with Cross or any Subsidiary.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF INTERPORE

        Interpore represents and warrants to Cross that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Interpore to Cross on or before the date of this Agreement (the "Interpore Disclosure Schedule"). The Interpore Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs. Whenever a statement in this Article IV is qualified by "to the best knowledge of Interpore" or a similar phrase, it is intended to indicate that the executive officers of Interpore do not have current actual knowledge of the inaccuracy of such statement.

        Section 4.1. Organization of Interpore. Each of Interpore and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Interpore and its Subsidiaries, taken as a whole (a "Interpore Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of Interpore and each Subsidiary of Interpore has been delivered to Cross. Except as set forth in the Interpore SEC Reports (as defined in Section 4.4) filed prior to the date of this Agreement, neither Interpore nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Interpore or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding (i) securities in any publicly traded company held for investment by Interpore and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $50,000.

        Section 4.2.  Interpore Capital Structure.

               (a) The authorized capital stock of Interpore consists of 20,000,000 shares of Common Stock, no par value, and 372,951 shares of Preferred Stock ("Interpore Preferred Stock"). As of the date hereof, (i) 7,105,898 shares of Interpore Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 76,593 shares of Interpore Preferred Stock were issued and outstanding; and (iii) no shares of Interpore Common Stock were held in the treasury of Interpore or by Subsidiaries of Interpore. As of the date of this Agreement no dividends or other distributions have been declared or made by Interpore in respect of any of its capital stock. The Interpore Disclosure Schedule shows the number of shares of Interpore Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "Interpore Stock Plans"). There are no obligations, contingent or otherwise, of Interpore or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Interpore Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have an Interpore Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of Interpore's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Interpore or another Subsidiary of Interpore free and clear of all Liens.

               (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Interpore Stock Plans or the Cross Stock Option Agreement, and except for the preferred stock purchase rights issued and issuable under the Rights Agreement dated as of August 29, 1995 between Interpore and U.S. Stock Transfer Corporation (the "Interpore Rights Plan"), (i) there are no shares of capital stock of any class of Interpore, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Interpore or any of its Subsidiaries is a party or by which it is bound obligating Interpore or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of Interpore or any of its Subsidiaries or obligating Interpore or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of Interpore, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Interpore. All shares of Interpore Common Stock subject to issuance as specified in this Section 4.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

        Section 4.3.  Authority; No Conflict; Required Filings and Consents.

               (a) Interpore has all requisite corporate power and authority to enter into this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements and to consummate the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements. The execution and delivery of this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements by Interpore have been duly authorized by all necessary corporate action on the part of Interpore, subject only to the approval and adoption of this Agreement and the Merger by Interpore's stockholders under the California Corporations Code (the "CCC"). This Agreement, the Cross Stockholder Agreement and the Stock Option Agreements have been duly executed and delivered by Interpore and constitute the valid and binding obligations of Interpore, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

               (b) The execution and delivery of this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements by Interpore does not, and the consummation of the transactions contemplated by this Agreement, the Cross Stockholder Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Interpore or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Interpore or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Interpore or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have an Interpore Material Adverse Effect or (y) would not substantially impair or delay the consummation of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Interpore or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Cross

Stockholder Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have an Interpore Material Adverse Effect or (y) substantially impair or delay the consummation of the Merger.

               (d) The affirmative votes of the holders of majorities of the outstanding shares of (i) Interpore Common Stock and (ii) Interpore Series E Preferred Stock at the Interpore Stockholders Meeting or any adjournment or postponement thereof to approve this Agreement are the only votes of the holders of any class or series of Interpore's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        Section 4.4.  SEC Filings; Financial Statements.

               (a) Interpore has filed and made available to Cross all forms, reports and documents required to be filed by Interpore with the SEC since January 1, 1996 (collectively, the "Interpore SEC Reports"). The Interpore SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Interpore SEC Reports or necessary in order to make the statements in such Interpore SEC Reports, in the light of the circumstances under which they were make, not misleading. None of Interpore's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) of Interpore contained in the Interpore SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Interpore and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Interpore as of December 31, 1997 is referred to herein as the "Interpore Balance Sheet."

        Section 4.5. No Undisclosed Liabilities. Except as disclosed in the Interpore SEC Reports filed prior to the date hereof, and as of the Closing Date, except as set forth in the audited financial statements of Interpore as of December 31, 1997, and except for normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, Interpore and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the Interpore SEC Reports filed prior to the date hereof, since the date of the Interpore Balance Sheet, Interpore and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or which is reasonably likely to have an Interpore Material Adverse Effect (other than events, developments, states of affairs or conditions that are the effect or result of actions taken by Cross or economic factors affecting the economy as a whole or the industry in which Interpore competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Interpore or any of its Subsidiaries which is reasonably likely to have an Interpore Material Adverse Effect; (iii) any material change by Interpore in its accounting methods, principles or practices to which Cross has not previously consented in writing; (iv) any revaluation by Interpore of any of its assets which is reasonably likely to have an Interpore Material Adverse Effect; or (v) any other action or event that would have required the consent of Cross pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.7.  Taxes.

               (a) Interpore and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Interpore, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have an Interpore Material Adverse Effect. Interpore and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Neither Interpore nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have an Interpore Material Adverse Effect. There are no liens for Taxes upon the assets of Interpore or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect.

               (b) Neither Interpore nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending December 31, 1993, other than a group the common parent of which is or was Interpore or any Subsidiary of Interpore.

               (c) Neither Interpore nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect.

        Section 4.8.  Properties.

               (a) Interpore and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of the businesses of Interpore and its Subsidiaries or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have an Interpore Material Adverse Effect. All such material assets and properties, other than assets and properties in which Interpore or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens and except for Liens that individually or in the aggregate would not have an Interpore Material Adverse Effect.

               (b) Interpore and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect, except for such noncompliance or failure to be in full force and effect as would not individually or in the aggregate have an Interpore Material Adverse Effect. Interpore and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have an Interpore Material Adverse Effect.

        Section 4.9.  Intellectual Property.

               (a) Interpore and its Subsidiaries own or possess adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the business of Interpore and its Subsidiaries, including, without limitation, (i) all patents and trademarks associated with the business of Interpore and its Subsidiaries (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof, all of which are set forth on Section 4.9 of the Interpore Disclosure Schedule), (ii) copyrights associated solely with the business of Interpore and its Subsidiaries, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on Section 4.9 of the Interpore Disclosure Schedule, (iii) inventions, formulae, processes, designs, know-how or other data or information,
(iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing, and (vii) licenses or rights with respect to any of the foregoing or property of like nature (collectively, "Interpore Intellectual Property").

               (b) (i) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to Interpore or any of its Subsidiaries, currently used in the conduct of the business of Interpore or its Subsidiaries, and all applications therefor;

                      (ii) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of the owners of the Interpore Intellectual Property. Each owner listed in Section 4.9 of the Interpore Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record;

                      (iii) Section 4.9 of the Interpore Disclosure Schedule sets forth a complete and accurate list of all agreements between Interpore, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights with respect to any Interpore Intellectual Property;

                      (iv) there is no encumbrance on the right of Interpore and its Subsidiaries to transfer any of the Interpore Intellectual Property, as herein contemplated;

                      (v) no trade secret, formula, process, invention, design, know-how or any other information currently used in the conduct of the business of Interpore and its Subsidiaries has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

                      (vi) there are no pending proceedings by or before any Governmental Entity, including oppositions, interferences, proceedings or suits, relating to such Interpore Intellectual Property, and no such proceedings are threatened;

                      (vii) the conduct of the business of Interpore and its Subsidiaries and the exercise of rights relating to the patents which are part of the Interpore Intellectual Property does not infringe upon or otherwise violate any rights of any Person with respect to the Interpore Intellectual Property;

                      (viii) to Interpore's knowledge, no Person is infringing upon or otherwise violating any patents which are part of the Interpore Intellectual Property;

                      (ix) Neither Interpore nor any of its Subsidiaries has received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of an Persons relating to the scope, ownership or use of any of the Interpore Intellectual Property; and

                      (x) each copyright registration, patent and registered trademark and application therefor listed in Section 4.9 of the Interpore Disclosure Schedule is in proper form, has not been disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

        Section 4.10. Regulation.

               (a) Except as is not reasonably likely to have an Interpore Material Adverse Effect, since March 1, 1993, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Interpore or any of its Subsidiaries (the "Interpore Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Interpore and each of its Subsidiaries has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of Interpore Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"), except where the failure so to comply is not likely to have an Interpore Material Adverse Effect. Except as described in the Interpore SEC Reports, since March 1, 1993, there have been no recalls, field notifications or seizures ordered or, to Interpore's knowledge, threatened by any such governmental or regulatory body with respect to any of the Interpore Products. Interpore has not received, and does not reasonably believe that any facts or circumstances exist that are reasonably likely to result in, any warning letter, or Section 305 notices from the FDA. Section 4.10(a) of the Interpore Disclosure Schedule sets forth summary information concerning all 510(k) applications, Premarket Approvals and Investigation Device Exemptions obtained by Interpore or any of its Subsidiaries from the FDA or required in connection with the manufacturing, marketing and sale of any Interpore Product, including title, date issued, summary and type of FDA action.

               (b) Interpore has obtained, in all countries where Interpore or any of its Subsidiaries is marketing or has marketed the Interpore Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by Interpore or any of its Subsidiaries (collectively, "Interpore Licenses"), except for any such failures that are not reasonably likely, individually or in the aggregate, to have an Interpore Material Adverse Effect. Section 4.10(b) of the Interpore Disclosure Schedule
(i) contains a complete and accurate list of all Interpore Licenses and (ii) identifies all material information relating to regulation of the Interpore Products, including licenses, registrations, approvals, permits, device listings, inspections, Interpore's and its Subsidiaries' recalls and product actions, audits and Interpore's and its Subsidiaries' ongoing clinical studies. Other than as set forth on Section 4.10(b) of the Interpore Disclosure Schedule, there are no Interpore Licenses or material information of the type described in clause (ii) of the immediately preceding sentence.

               (c) With respect to Interpore Products sold during the last five years, neither Interpore nor any Subsidiary has marketed any of its products for uses other than uses approved by the FDA.

        Section 4.11. Agreements, Contracts and Commitments.

               (a) Subsections (i) through (vii) of Section 4.11(a) of the Interpore Disclosure Schedule contain a list of the following types of contracts and agreements to which Interpore or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.11(a) of the Interpore Disclosure Schedule being referred to herein collectively as the "Interpore Material Contracts"):

                      (i) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Interpore or any Subsidiary is a party;

                      (ii) all contracts with physicians and any scientific advisory board members;

                      (iii) all contracts with independent contractors or consultants (or similar arrangements) to which Interpore or any Subsidiary is a party and which: (A) are reasonably likely to involve consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 1998, or
(B) are reasonably likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract;

                      (iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Interpore or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Interpore or any Subsidiary has imposed (or may impose) a lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                      (v) all contracts and agreements that limit the ability of Interpore or any Subsidiary or, after the Effective Time, Interpore or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                      (vi) all contracts and agreements between or among Interpore or any Subsidiary, on the one hand, and any affiliate of Interpore (other than a wholly owned Subsidiary), on the other hand; and

                      (vii) all other contracts or agreements (A) which are material to Interpore and its Subsidiaries or the conduct of their respective businesses or (B) the absence of which would have an Interpore Material Adverse Effect or (C) which are believed by Interpore to be of unique value to Interpore even though not material to the business of Interpore.

               (b) Except as would not, individually or in the aggregate, have an Interpore Material Adverse Effect, each contract referred to in paragraphs
(ii) and (vii) above and each other material contract or agreement of Interpore or any Subsidiary which would have been required to be disclosed in Sections 4.11(a)(ii) and (vii) of the Interpore Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Interpore Material Contracts is in default by its terms or had been canceled by the other party; Interpore and its Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Interpore or any of its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Interpore has furnished Interpore with true and complete copies of all Interpore Material Contracts and any and all amendments thereto.

        Section 4.12. Litigation

               (a) Section 4.12(a) of the Interpore Disclosure Schedule sets forth a complete and accurate list, of all claims, actions, litigations, proceedings, product liability claims and investigations pending or, to Interpore's knowledge, threatened against Interpore or any of its Subsidiaries, or any property or asset of Interpore or any of its Subsidiaries, before any Governmental Authority or arbitrator (collectively, "Interpore Claims"). Each Interpore Claim is cross-referenced in Section 4.12 of the Interpore Disclosure Schedule by the insurance policy or policies under which Interpore or any of its Subsidiaries has claimed coverage for such Interpore Claim. There is no Interpore Claim, which, individually or when aggregated with other Interpore Claims which are reasonably likely to result from facts and circumstances that have given rise to such an Interpore Claim, is reasonably likely to have an Interpore Material Adverse Effect. As of the date hereof, neither Interpore nor any of its Subsidiaries nor any property or asset of Interpore or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, an Interpore Material Adverse Effect.

               (b) As of the date hereof, to Interpore's knowledge, neither Interpore nor any of its Subsidiaries has received notice from any source that Interpore or any of its Subsidiaries may be liable with respect to product liability or worker's compensation claims, except for such claims that are not reasonably likely to have, individually or in the aggregate, an Interpore Material Adverse Effect.

        Section 4.13. Environmental Matters. To the knowledge of Interpore and except as disclosed in the Interpore SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect: (i) Interpore and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned, leased or operated by Interpore and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Interpore or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Interpore or any of its Subsidiaries; (iv) neither Interpore nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Interpore nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Interpore nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Interpore or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Interpore nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Interpore or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Interpore or any of its Subsidiaries pursuant to any Environmental Law.

        Section 4.14. Employee Benefit Plans.

               (a) For purposes of this Agreement, the "Interpore Employee Plans" shall mean all "employee benefit plans" (as defined in Section 3(3) of ERISA), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Interpore or any ERISA Affiliate of Interpore, or any Subsidiary of Interpore (together, the "Interpore Employee Plans"). Interpore has listed in Section 4.14 of the Interpore Disclosure Schedule all Interpore Employee Plans.

               (b) With respect to each Interpore Employee Plan, Interpore has made available to Cross, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Interpore Employee Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such Interpore Employee Plan and
(iv) the most recent actuarial report or valuation relating to an Interpore Employee Plan subject to Title IV of ERISA.

               (c) With respect to the Interpore Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Interpore, there exists no condition or set of circumstances in connection with which Interpore could be subject to any liability that is reasonably likely to have an Interpore Material Adverse Effect under ERISA, the Code or any other applicable law.

               (d) With respect to the Interpore Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Interpore, except for obligations which, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect.

               (e) Except as disclosed in the Interpore SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Interpore nor any of its Subsidiaries is a party to any oral or written
(i) agreement with any officer or other key employee of Interpore or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Interpore of the nature contemplated by this Agreement, (ii) agreement with any officer of Interpore providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or

(iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Interpore or any of its Subsidiaries (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by Interpore of any amount (i) that is not deductible under Section 162(a)(1) of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

        Section 4.15. Compliance With Laws. Interpore has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, including without limitation, Federal Medicare and Medicaid statutes, including without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related statutes or regulations, with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have an Interpore Material Adverse Effect.

        Section 4.16. Accounting and Tax Matters.

               (a) To the best knowledge of Interpore, after consulting with its independent auditors with respect to clause (i) below and its tax advisors with respect to clause (ii) below, neither Interpore nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent Interpore from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code. Except as contemplated by the Interpore Option Agreement, neither Interpore nor any of its Subsidiaries owns any shares of Cross Common Stock or other securities convertible into shares of Cross Common Stock (exclusive of any shares owned by Interpore's employee benefit plans).

               (b) The terms of the exchange of the outstanding shares of Cross Common Stock for Interpore Common Stock were arrived at as a result of arm's length negotiations. Based on the fairness opinion of Genesis Merchant Group Securities LLC pursuant to Section 4.20 and based on the value of the Interpore Common Stock and Cross Common Stock at the date of this Agreement, the fair market value of the Interpore Common Stock (and, if applicable, cash in lieu of fractional shares) received by each stockholder of Cross will be approximately equal to the fair market value of Cross Common Stock surrendered in the Merger. The only consideration to be issued in the Merger is Interpore Common Stock, except for cash paid for fractional shares and cash paid to dissenters.

               (c) Following consummation of the Merger, (i) Interpore will cause Cross to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and at least 90 percent of the fair market value of Sub's net assets and 70 percent of the fair market value of Sub's gross assets and (ii) Cross and its Subsidiaries, on a combined basis, and disregarding any shares of stock of any such Subsidiary, will hold 90% of the fair market value of their net assets, and at least 70% of the fair market value of their gross assets, held immediately prior to the Merger. For purposes of this representation, amounts paid by Cross or Sub to stockholders of Cross who receive cash or other property, either as dissenters' rights or in lieu of fractional shares, amounts used by Cross to pay its expenses related to the Merger and all redemptions or distributions made by Cross in connection with the Merger are included in computing Cross's and Sub's assets held immediately prior to the Merger.

               (d) Immediately prior to the Merger, Interpore will own directly all of the outstanding stock of Sub. Sub is being used solely in order to consummate the Merger, and at no time will Sub conduct any business activities or other operations of any kind prior to the Closing Date.

               (e) Interpore has no intention or plan to cause Cross to issue additional shares of its stock that would result in Interpore losing "control" of Cross within the meaning of Section 368(c) of the Code.

               (f) Interpore has no plan or intention to reacquire any of the Interpore Common Stock issued in the Merger.

               (g) To the best knowledge of Interpore, after the Merger, Interpore will be the sole shareholder of Cross. Interpore has no plan or intention to liquidate Cross; to merge Cross into another corporation; to cause Cross to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; to sell or otherwise dispose of any Cross Common Stock, except for transfers of Cross Common Stock to a corporation controlled by Interpore within the meaning of Section 368(c) of the Code; or to cause Cross to issue any stock to any third party.

               (h) Sub will have no liabilities assumed by Cross, and will not transfer to Cross any assets subject to liabilities in the Merger.

               (i) Following the Merger, Interpore will cause Cross and each of its Subsidiaries to continue its historic business or use a significant portion of its historic business assets in a business.

               (j) Interpore and Sub will pay their respective expenses, if any, incurred in connection with the Merger and neither Interpore nor Sub will pay the expenses of Cross or its stockholders.

               (k) No intercorporate indebtedness exists between Cross and either Interpore or Sub that was issued, acquired, or will be settled at a discount.

               (l) To the best knowledge of Interpore, in the Merger, Interpore will acquire shares of Cross Common Stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of capital stock of Cross in exchange solely for Interpore Common Stock. For purposes of this representation, shares of Cross Common Stock exchanged for cash or other property originating with Interpore will be treated as outstanding Cross Common Stock on the date of the Merger.

               (m) To the best knowledge of Interpore, none of the shares of Cross Common Stock issued and outstanding at any time prior to the Merger have been sold, exchanged, redeemed or otherwise disposed of prior to the Merger in a transaction or transactions related to the Merger (or otherwise in connection with the Merger) for consideration other than Interpore Common Stock, except for shares of Cross Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Interpore Common Stock.

               (n) To the best knowledge of Interpore and based on the representations of Cross, except for any shares of Cross Common Stock subject to dissenters rights of appraisal or exchanged for cash in lieu of fractional shares, and assuming that the Merger will be validly effected pursuant to the laws of the State of Delaware, all of the issued and outstanding shares of all classes of the capital stock of Cross immediately prior to the Merger will be converted and exchanged in the Merger solely for Interpore Common Stock.

               (o) The payment of cash in lieu of fractional shares of Interpore Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to stockholders of Cross instead of issuing fractional shares of Interpore Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to stockholders of Cross for their shares of Cross Common Stock. The fractional share interests of each stockholder of Cross will be aggregated, and no stockholder of Cross will receive cash in an amount greater than the value of one full share of Interpore Common Stock.

               (p) Interpore has not filed for protection from creditors under the U.S. bankruptcy laws or otherwise made a general assignment of its assets for the benefit of creditors.

               (q) Interpore is not an investment company within the meaning of
Section 368(a)(2)(F) of the Code.

               (r) No liabilities of any stockholder of Cross will be assumed by Interpore pursuant to or in connection with the Merger.

               (s) To the extent any of the stockholders of Cross or its Subsidiaries has ever performed services for Interpore or has ever entered into any other contractual relationship with Interpore, no part of any consideration paid to such stockholder of Cross for such services or pursuant to such relationship constitutes separate or additional consideration for the shares of Cross Common Stock tendered in the Merger.

               (t) Interpore is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax.

               (u) Except as set forth on Section 4.16(t) of the Interpore Disclosure Schedule, the Merger will be consummated in compliance with the material terms of this Agreement, and none of the material terms and conditions therein has been waived or modified, and Interpore has no plan or intention to waive or modify any such material condition. No side agreements exist between Interpore or Sub and any of the stockholders of Cross related to the Merger which set forth terms or conditions or call for payment of consideration by any party not set forth in this Agreement, except as listed on Section 4.16(u) of the Interpore Disclosure Schedule.

               (v) To the best knowledge of Interpore, no shares of Cross Common Stock are owned or have been owned, directly or indirectly, at any time during the past five years by Interpore or Sub.

               (w) No amounts, if any, paid to dissenters will be paid, directly or indirectly, by Interpore, nor will Interpore, directly or indirectly, reimburse Cross for any payments made to dissenters.

               (x) None of the compensation received by any stockholder of Cross who is also an employee or independent contractor of Cross from Interpore will be separate or additional consideration for, or allocable to any of their shares of Cross Common Stock; none of the shares of Interpore Common Stock received by any such stockholder will be separate or additional consideration for, or allocable to, any employment agreement with Interpore or other agreement to perform services for Interpore; and the compensation paid to any such stockholder by Interpore will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (y) Interpore knows of no plan or intention of any of the stockholders of Cross to (i) sell, exchange, or otherwise dispose of a number of shares of Interpore Common Stock received pursuant to the Merger that would reduce the Cross stockholders' aggregate ownership of Interpore Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all the formerly outstanding Cross Common Stock as of the same date (but including distributions by Cross and the value of Cross Common Stock redeemed or surrendered by dissenters for cash or other property in connection with the Merger, regardless of whether such distribution, redemption or surrender occurred or occurs prior to the Effective Time) or (ii) enter into any transaction or arrangement that would eliminate substantially all of the economic benefits and burdens of beneficial ownership of any shares of Interpore Common Stock.

               (z) To the best of Interpore's knowledge and based on the representations of Cross, Interpore has no reason to believe that the representations made by Cross in Section 3.16 are not true, correct and complete in all material respects.

        Section 4.17. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by Interpore for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by Interpore for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Interpore or Cross, at the time of the Interpore Stockholders' Meeting and the Cross Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Interpore Stockholders' Meeting or the Cross Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Interpore or any of its Affiliates, officers or directors should be discovered by Interpore which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Interpore shall promptly inform Cross.

        Section 4.18. Labor Matters . Neither Interpore nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Interpore or any of its Subsidiaries the subject of any material proceeding asserting that Interpore or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Interpore, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Interpore or any of its Subsidiaries.

        Section 4.19. Insurance.

               (a) Section 4.19(a) of the Interpore Disclosure Schedule sets forth a complete and accurate list of all material fire and casualty, general liability, business interruption, product liability, directors and officers and other insurance policies maintained by Interpore or any of its Subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Interpore and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have an Interpore Material Adverse Effect.

               (b) Section 4.19(b) of the Interpore Disclosure Schedule sets forth a complete and accurate list of all products liability insurance policies which Interpore or any of its Subsidiaries has maintained since January 1, 1994. Copies of all such products liability insurance policies have been provided to Cross prior to the date hereof.

        Section 4.20. Opinion of Financial Advisor. The financial advisor of Interpore, Genesis Merchant Group Securities LLC, has delivered to Interpore an opinion dated the date of this Agreement to the effect that the consideration to be received in the Merger by Interpore's shareholders is fair to Interpore's shareholders from a financial point of view, a signed copy of which opinion has been promptly delivered to Cross.

        Section 4.21. No Existing Discussions. As of the date hereof, Interpore is not engaged, directly or indirectly, in any material discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

        Section 4.22. Interpore Rights Plan. Under the terms of the Interpore Rights Plan, neither the execution of this Agreement or the Cross Stock Option Agreement, nor the transactions contemplated hereby or thereby will cause a Distribution Date to occur or cause the rights issued pursuant to the Interpore Rights Plan to become exercisable, and all such rights shall become non-exercisable at the Effective Time.

        Section 4.23. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in DGCL Section 203) will not apply to the authorization, execution, delivery and performance of this Agreement, the Stockholder Agreement or the Stock Option Agreements by Cross or by the parties thereto or the consummation of the Merger by Interpore. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Interpore or (by reason of Interpore's participation therein) the Merger or the other transactions contemplated by this Agreement.

        Section 4.24. Warn Act. Since the enactment of the WARN Act, neither Interpore nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more operating units within any site of employment of Interpore or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting Interpore or any of its Subsidiaries; nor has Interpore been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of any of Interpore or its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the Effective Date of this Agreement.

        Section 4.25. Transactions with Related Parties. No Related Party:

               (a) has borrowed money or loaned money to Interpore or any Subsidiary;

               (b) has made or threatened any contractual or other claim of any kind whatsoever against Interpore or any Subsidiary;

               (c) has any interest in any property or assets used by Interpore or any Subsidiary in its business;

               (d) has been engaged in any other transaction with Interpore or any Subsidiary (other than employment relationships disclosed in Section 4.14);

               (e) owns or holds any capital stock or other ownership interest in Cross; or

               (f) since December 1, 1997, has purchased or sold any of the capital stock or other ownership interests of Cross or Interpore.

        Section 4.26. Suppliers and Customers. Section 4.26 of the Interpore Disclosure Schedule contains a list of Interpore's top five suppliers and top ten customers, determined in each case by aggregate purchases. No supplier or customer accounted for more than ten percent of Interpore's and its Subsidiaries' sales or purchases in either of the past two years and no other supplier or customer material to the business of Interpore and its Subsidiaries, taken as a whole, has materially decreased its supplies or orders, as the case may be, or terminated its relationship with Interpore or any Subsidiary.


                                   ARTICLE V.

                                    COVENANTS

        Section 5.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cross and Interpore each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement or the Stock Option Agreements or as set forth in Section 5.1 of the Cross Disclosure Schedule or Section 5.1 of the Interpore Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cross and Interpore each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

               (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements (including severance agreements) in effect as of the date of this Agreement;

               (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

               (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, consultants or directors, which options represent in the aggregate the right to acquire no more than 200,000 shares (net of cancellations) of Cross Common Stock or Interpore Common Stock, as the case may be, (ii) the issuance of shares of Cross Common Stock or Interpore Common Stock, as the case may be, pursuant to the exercise of options, warrants or other convertible securities outstanding on the date of this Agreement, and (iii) the issuance of capital stock under the Interpore Rights Plan if required by the terms thereof; provided, however, that if either party takes any of the actions listed in clauses (i), (ii) or (iii), such party shall promptly give written notice of such action to the other party;

               (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than properties, inventory and other immaterial assets, in each case in the ordinary course of business);

               (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions (including sales, leases, licenses or dispositions of properties, inventory and other immaterial assets) in the ordinary course of business;

               (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices; provided, however that if either party increases the salary or wages of its employees, such party shall promptly give written notice of such action to the other party, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
(iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business),
(iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (g) Amend or propose to amend its Certificate of Incorporation, Articles of Incorporation or Bylaws except as contemplated by this Agreement;

               (h) Incur any indebtedness for borrowed money other than in the ordinary course of business;

               (i) Take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or the Stock Option Agreements or in any of its representations and warranties set forth in this Agreement or the Stock Option Agreements being untrue on and as of the Closing Date;

               (j) Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law;

               (k) Settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (i) have a Cross Material Adverse Effect (if settled by Cross) or an Interpore Material Adverse Effect (if settled by Interpore) or (ii) adversely affect the consummation of the transactions contemplated hereby;

               (l) Settle or take any other material action with respect to any pending litigation;

               (m)    Cancel or amend any insurance policy; or

               (n) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (m) above.

        Section 5.2. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Cross and Interpore shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby. Each of Cross and Interpore shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Cross or Interpore under this Agreement to be breached or that renders or will render untrue any representation or warranty of Cross or Interpore contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        Section 5.3.  No Solicitation.

               (a) Cross and Interpore each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Cross or Interpore or their respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Cross or Interpore, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of Cross and Interpore as a combined company, would, if consummated, result in a transaction more favorable to the stockholders of such party over the long term than the transaction contemplated by this Agreement (a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to such party than those contained in the Confidentiality Agreements, each dated October 10, 1997 between Interpore and Cross (the "Confidentiality Agreements"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of Cross and Interpore agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

               (b) Cross and Interpore shall each notify the other party immediately after receipt by Cross or Interpore (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

        Section 5.4.  Joint Proxy Statement/Prospectus; Registration Statement.

               (a) As promptly as practical after the execution of this Agreement, Cross and Interpore shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, provided that Cross and Interpore may delay the filing of the Registration Statement until preliminary approval of the Joint Proxy Statement/Prospectus by the SEC. Cross and Interpore shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Cross in favor of adoption of this Agreement and the Merger and the recommendation of the Board of Directors of Interpore in favor of adoption of this Agreement and the Merger; provided that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the modification or withdrawal of such recommendation is required for such Board of Directors to comply with its fiduciary duties under applicable law.

               (b) Cross and Interpore shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

               (c) If at any time prior to the Effective Time any event relating to Cross or any of its Affiliates, officers or directors should be discovered by Cross which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Cross shall promptly inform Interpore. If at any time prior to the Effective Time any event relating to Interpore or any of its Affiliates, officers or directors should be discovered by Interpore which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Interpore shall promptly inform Cross.

        Section 5.5. NASDAQ Quotation and Listing. Each of Cross and Interpore agrees to continue the quotation and listing of Cross Common Stock and Interpore Common Stock, respectively, on NASDAQ SmallCap Market and the NASDAQ National Market, respectively, during the term of this Agreement.

        Section 5.6. Access to Information. Upon reasonable notice, Cross and Interpore shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Cross and Interpore shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 5.7. Stockholders' Meetings. Cross and Interpore each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 5.3 and 5.4, Cross and Interpore shall, through their respective Boards of Directors, recommend to their respective stockholders adoption of this Agreement and approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Cross and Interpore, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters. Cross and Interpore intend to submit additional proposals to their respective stockholders at the Cross Stockholders' Meeting and the Interpore Stockholders' Meeting, respectively, separate from the proposals referred to in the first sentence of this Section 5.7, including Interpore's proposal to reincorporate by merger into a Delaware corporation. The approval by Cross's stockholders or Interpore's stockholders, as the case may be, of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

        Section 5.8.  Legal Conditions to Merger.

               (a) Cross and Interpore shall each use all reasonable efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Cross or Interpore or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law. Cross and Interpore shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Cross and Interpore shall use their reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

               (b) Cross and Interpore agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances required for Closing (including through compliance with any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law. Cross and Interpore shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. Notwithstanding anything to the contrary in this Section 5.8, neither Cross nor Interpore, nor any of their respective Subsidiaries, shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

               (c) Each of Cross and Interpore shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Merger.

        Section 5.9. Public Disclosure. Cross and Interpore shall use all reasonable efforts to agree on the form and content of their respective press releases, which press releases shall (i) announce the transactions contemplated hereby and (ii) contain disclosure of Cross's and Interpore's respective financial results for the quarter and year ended December 31, 1997. Thereafter, Cross and Interpore shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        Section 5.10. Nonrecognition Exchange. From and after the date hereof and until the Effective Time, neither Cross nor Interpore, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Each party shall provide reasonable cooperation to Porter, Wright, Morris & Arthur to enable Porter, Wright, Morris and Arthur to issue their opinion as set forth in Section 6.2(c).

        Section 5.11. Pooling Accounting. From and after the date hereof and until the Effective Time, neither Cross nor Interpore, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. Cross and Interpore shall each provide reasonable cooperation to Coopers & Lybrand, L.L.P. and Ernst & Young LLP to enable them to issue their respective letters as set forth in Section 6.1(e).

        Section 5.12. Affiliate Agreements.

               (a) Upon the execution of this Agreement, Cross will provide Interpore with a list of those persons who are, in Cross's reasonable judgment, "affiliates" of Cross, within the meaning of Rule 145 or for purposes (each such person who is an "affiliate" of Cross within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Cross shall provide Interpore such information and documents as Interpore shall reasonably request for purposes of reviewing such list and shall notify Interpore in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Cross shall use all reasonable efforts to deliver or cause to be delivered to Interpore within 30 days following the date hereof (and in any case at least 30 days prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit E attached hereto (each, a "Cross Affiliate Agreement," and together, the "Cross Affiliate Agreements").

               (b) Upon the execution of this Agreement, Interpore will provide Cross with a list of those persons who are, in Interpore's reasonable judgment, Affiliates of Interpore. Interpore shall provide Cross such information and documents as Cross shall reasonably request for purposes of reviewing such list and shall notify Cross in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Interpore shall use all reasonable efforts to deliver or cause to be delivered to Interpore within 30 days following the date hereof (and in any case at least 30 days prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit F attached hereto (each, a "Interpore Affiliate Agreement," and together, the "Interpore Affiliate Agreements").

        Section 5.13. NASDAQ Listing. Interpore shall use all reasonable efforts to cause the shares of Interpore Common Stock to be issued in the Merger and upon exercise of Cross Stock Options to be authorized for inclusion in the NASDAQ National Market, prior to the Effective Time, subject to official notice of issuance.

        Section 5.14. Cross Stockholder Agreement Legend. Cross will inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as defined in the Cross Stockholder Agreement) for such purpose the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF CROSS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 11, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF CROSS."

        Section 5.15. Interpore Stockholder Agreement Legend. Interpore will inscribe upon any Certificate representing Subject Shares tendered by a Stockholder (as defined in the Interpore Stockholder Agreement) for such purpose the following legend: "THE SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE, OF INTERPORE REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 11, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF INTERPORE."

        Section 5.16. Stock Plans.

               (a) At the Effective Time, each outstanding option to purchase shares of Cross Common Stock (an "Cross Stock Option") under the Cross Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cross Stock Option, the same number of shares of Interpore Common Stock as the holder of such Cross Stock Option would have been entitled to receive pursuant to the Merger, had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Cross Common Stock purchasable pursuant to such Cross Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Interpore Common Stock deemed purchasable pursuant to such Cross Stock Option in accordance with the foregoing.

               (b) As soon as practicable after the Effective Time, Interpore shall deliver to the participants in the Cross Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Cross Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.15 after giving effect to the Merger).

               (c) Interpore shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Interpore Common Stock for delivery under Cross Stock Plans assumed in accordance with this Section 5.16. As soon as practicable after the Effective Time, Interpore shall amend its registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Interpore Common Stock deemed purchasable pursuant to the Cross Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

               (d) The Board of Directors of Cross shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Cross Stock Plans and the instruments evidencing the Cross Stock Options, to provide for the conversion of the Cross Stock Options into options to acquire Interpore Common Stock in accordance with this Section 5.16 without obtaining consent of the holders of the Cross Stock Options in connection with such conversion; provided, however, that Cross shall use all reasonable efforts to obtain from each holder of Cross Stock Options a waiver of any right of such holder to receive any cash payment which may become due with respect to any Cross Stock Options that are exercisable immediately prior to the Effective Time as a result of the consummation of the transactions contemplated hereby.

               (e) The Board of Directors of Cross shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Cross Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Interpore shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Interpore Common Stock under the Cross Stock Options (as converted pursuant to this Section 5.16) for purposes of Section 16(b) of the Exchange Act.

        Section 5.17. Brokers or Finders. Each of Cross and Interpore represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Piper Jaffray Inc., whose fees and expenses will be paid by Cross in accordance with Cross's agreement with such firm (a copy of which has been delivered by Cross to Interpore prior to the date of this Agreement), and Genesis Merchant Group Securities LLC, whose fees and expenses will be paid by Interpore in accordance with Interpore's agreement with such firm (a copy of which has been delivered by Interpore prior to the date of this Agreement). Each of Interpore and Cross agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

        Section 5.18. Indemnification.

               (a) From and after the Effective Time, each of Cross and Interpore agrees that it will indemnify and hold harmless each present and former director and officer of Cross and Interpore and their respective Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Cross or Interpore, as the case may be, would have been permitted under Delaware or California law, as applicable, and its certificate or articles of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and such party shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

               (b) For a period of six years after the Effective Time, Interpore shall maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Cross's or Interpore's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Cross and Interpore to each other) with coverage in amount and scope at least as favorable as Cross's or Interpore's existing coverage; provided that in no event shall Interpore be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Cross and Interpore for such coverage; and if such premium would at any time exceed 200% of the such amount, then Interpore shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

               (c) The provisions of this Section 5.18 are intended to be an addition to the rights otherwise available to the current officers and directors of Cross and Interpore by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        Section 5.19. Stock Option Agreements. Interpore and Cross each agree to fully perform their respective obligations under the Stock Option Agreements.

        Section 5.20. No Warn Act Activities. From the date hereof through the Closing Date, Cross shall not effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Cross's or the Subsidiaries' business, of (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Cross's or the Subsidiaries' business without giving all notices required by the WARN Act, or any similar state law or regulation and Cross shall assume all liability for any alleged failure to give such notice and indemnify and hold harmless Interpore and its Affiliates for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring on or before the

Closing Date. For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act.

        Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.

               (a) Immediately following the Effective Time, the total number of persons serving on the Board of Directors of Interpore shall be six (unless otherwise agreed in writing by Interpore and Cross prior to the Effective Time), three of whom shall be Interpore Directors and three of whom shall be Cross Directors (as such terms are defined below). In the event that, prior to the Effective Time, any person so selected to serve as an Interpore Director after the Effective Time is unable or unwilling to serve in such position, the Board of Directors of Interpore shall designate, at its sole discretion, another of its members to serve in such person's stead. In the event that, prior to the Effective Time, any person so selected to serve as a Cross Director after the Effective Time is unable or unwilling to serve in such position, the Board of Directors of Cross shall designate, at its sole discretion, another of its members to serve in such person's stead. The persons to serve initially on the Board of Directors of Interpore immediately after the Effective Time who are "Interpore Directors" shall be David C. Mercer, William A. Eisenecher and G. Bradford Jones; and the persons to serve initially on the Board of Directors of Interpore at the Effective Time who are "Cross Directors" shall be Joseph A. Mussey, Daniel A. Funk and Robert J. Williams. The Board of Directors of Interpore immediately following the Effective Time shall be divided into three classes, and the Interpore Directors and Cross Directors shall be evenly spread between Interpore's three classes of directors as follows: Messrs. Mercer and Mussey shall serve until the third annual meeting of Interpore's stockholders following the Effective Time; (ii) Messrs. Eisenecher and Funk shall serve until the second annual meeting of Interpore's stockholders following the Effective Time; and (iii) Messrs. Jones and Williams shall serve until the first annual meeting of Interpore's stockholders following the Effective Time.

               (b) Immediately following the Effective Time: (i) David C. Mercer, the current President and Chief Executive Officer of Interpore, shall hold the position of Chief Executive Officer and Chairman of the Board of Interpore, (ii) Joseph A. Mussey, the current President and Chief Executive Officer of Cross, shall hold the position of President and Chief Operating Officer of Interpore, (iii) Richard L. Harrison, the current Vice President and Chief Financial Officer of Interpore, shall hold the position of Senior Vice President and Chief Financial Officer of Interpore and (iv) Paul A. Miller, the current Vice President and Chief Financial Officer of Cross, shall hold the position of Vice President, Administration and Business Development of Interpore. If any of the persons identified above in this Section 5.21(b) is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Interpore in accordance with the Bylaws of Interpore. None of Messrs. Mercer, Mussey, Harrison or Miller shall have any right, remedy or cause of action under this Section 5.21, nor shall they be third party beneficiaries of this Section 5.21.

               (c) Each of Interpore and Cross shall cause Interpore to incorporate the provisions contained in this Section 5.21(a), as appropriate, into the Bylaws of Interpore in effect at the Effective Time, which provisions shall thereafter be amended only with the approval of 75% of the members of the Board of Directors of Interpore.



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

        Section 5.22. Conveyance Taxes. Cross and Interpore shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        Section 5.23. Transfer Taxes. Cross shall pay, and Interpore shall pay, on behalf of the stockholders of Cross and Interpore, respectively, any transfer taxes imposed on the stockholders of Cross and Interpore, respectively, by any State of the United States (and any interest with respect to such taxes) (the "Transfer Taxes"), which become payable in connection with the transactions contemplated by this Agreement. Cross and Interpore shall cooperate in the preparation, execution and filing of any required returns with respect to such Transfer Taxes (including returns on behalf of the stockholders of Cross and Interpore). The Joint Proxy Statement/Prospectus shall provide that the stockholders of Cross and Interpore shall be deemed to have (i) authorized Cross and Interpore, respectively, to prepare, execute and file any tax returns relating to Transfer Taxes and pay any Transfer Taxes arising in connection with the Merger, in each case, on behalf of such holders and (ii) agreed to be bound by the values and allocations established by Cross and Interpore in the preparation of any return with respect to the Transfer Taxes, if applicable.

        Section 5.24. Stockholder Litigation. Each of Cross and Interpore shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Cross or Interpore, as applicable, and its directors relating to the transactions contemplated hereby.

        Section 5.25. Employee Benefits; Severance.

               (a) After the Effective Time, Interpore's management shall submit to Interpore's Board of Directors for its approval an annual bonus plan for management employees for the 1998 fiscal year, which plan shall replace the current Cross and Interpore annual bonus plans, and shall calculate the amounts payable to participants thereunder in accordance with the terms of such plan.

               (b) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant (except for pension benefit accruals) under any employee benefit plan or arrangement covering employees of Cross and its Subsidiaries ("Cross Employees") or employees of Interpore and its Subsidiaries ("Interpore Employees") following the Effective Time, Interpore shall cause such plans or arrangements to recognize service credit for service with Cross or Interpore (as applicable) and any of their respective Subsidiaries to the same extent such service was recognized under the applicable employee benefit plans immediately prior to the Effective Time.

               (c) Immediately prior to the Effective Time, Cross shall terminate the Danninger Medical Technology, Inc. Retirement Express Savings Plan (the "Cross 401(k) Plan"), and as soon as practicable following the Effective Time, Cross shall prepare and file with the IRS an application for a determination letter with respect to the qualified status of the Cross 401(k) Plan.

               (d) Interpore agrees to use all reasonable efforts, including obtaining any necessary employee consents, to prevent the automatic funding of any escrow, trust or similar arrangement pursuant to any employment agreement, arrangement or benefit plan that arises in connection with the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

        Section 5.26. Supplemental Indenture. Within a reasonable time after the Effective Time, Interpore agrees to enter into a Supplemental Indenture (the "Supplemental Indenture") with the Trustee under that certain Indenture between Cross and Fifth Third Bank, dated as of May 15, 1996 (the "Existing Indenture"), in connection with the issuance by Cross of its 8.5% Convertible Subordinated Debentures Due 2003 (the "Debentures"). The Supplemental Indenture shall provide that after the Effective Time, the holder of each Debenture shall have the right to convert such Debenture into the same number of shares of Interpore Common Stock that such holder would have been entitled to receive in the Merger if such Debenture had been converted into Cross Common Stock immediately prior to the Effective Time, subject to adjustment pursuant to Section 5.04 of the Existing Indenture.

        Section 5.27. No Tax Offset Payments. Cross shall not make any "Tax Offset Payment" (as such term is defined in Section 10 of the Danninger Medical Technology, Inc. 1994 Stock Option Plan).


                                   ARTICLE VI.

                              CONDITIONS TO MERGER

        Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved in the manner required under the DGCL and the CCC by the respective holders of the issued and outstanding shares of capital stock of Cross and Interpore.

               (b) Approvals. Other than the filings provided for by Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entities, the failure of which to file, obtain or occur is reasonably likely to have a Cross Material Adverse Effect or an Interpore Material Adverse Effect, shall have been filed, been obtained or occurred. Without limiting the foregoing sentence, the SEC shall have not indicated its opposition to the pooling of interests accounting treatment of the Merger.

               (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

               (d) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

               (e) Pooling Letters. Cross and Interpore shall have received letters, dated as of the Closing Date, from Coopers & Lybrand, L.L.P. and Ernst & Young LLP, respectively, addressed to Cross and Interpore (i) regarding their concurrence with the respective conclusions of management of Cross and Interpore, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the transactions contemplated hereby and (ii) stating that the basis for such concurrence is their belief that the criteria for such accounting treatment have been met, it being agreed that Cross and Interpore shall each provide reasonable cooperation to Coopers & Lybrand, L.L.P. and Ernst & Young LLP to enable them to issue such letters.

               (f) NASDAQ Listing. The shares of Interpore Common Stock to be issued in the Merger and upon exercise of Cross Stock Options shall have been authorized for inclusion in the NASDAQ National Market, subject to official notice of issuance.

        Section 6.2. Additional Conditions to Obligations of Cross. The obligation of Cross to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Cross:

               (a) Representations and Warranties. The representations and warranties of Interpore set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and
(ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have an Interpore Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect.

               (b) Performance of Obligations of Interpore. Interpore shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cross shall have received a certificate signed on behalf of Interpore by the chief executive officer and the chief financial officer of Interpore to such effect.

               (c) Tax Opinion. Cross shall have received the opinion of Porter, Wright, Morris & Arthur, counsel to Cross, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code. This condition shall be deemed to have been waived by Cross if

Cross fails to take all reasonable steps, including making all necessary representations, to enable Porter, Wright, Morris & Arthur to issue their opinion. In rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to make certain reasonable qualifications and assumptions and to rely upon the representations contained in Sections 3.16 and 4.16 of this Agreement and such other representations as it reasonably deems necessary, including, without limitation, representations of Cross's officers and stockholders holding in excess of five percent (5%) of the outstanding Cross Common Stock, and representations of officers of Interpore, in each case reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur.

               (d) No Trigger of Interpore Rights Plan. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of Interpore under the Interpore Rights Plan, or will occur as a result of the consummation of the Merger.

        Section 6.3. Additional Conditions to Obligations of Interpore. The obligations of Interpore to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Interpore:

               (a) Representations and Warranties. The representations and warranties of Cross set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies or changes which, individually or in the aggregate, have not had and are not reasonably likely to have a Cross Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect.

               (b) Performance of Obligations of Cross. Cross shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Interpore shall have received a certificate signed on behalf of Cross by the chief executive officer and the chief financial officer of Cross to such effect.

               (c) Resignation of Edward R. Funk. Edward R. Funk shall have resigned his employment with Cross and its Subsidiaries, and Cross shall have terminated (i) Mr. Funk's current employment agreements with Cross and its Subsidiaries, (ii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust Life Insurance Trust #1 as the Owner dated 11/10/88 and (iii) that certain Split Dollar Insurance Plan between Cross and Edward R. Funk Irrevocable Trust Life Insurance Trust #2 as the Owner dated 11/10/88.

               (d) Insurance. Cross shall have obtained products liability insurance policies covering any Cross spinal fixation products used in surgeries on or after January 1, 1995 and on or before December 31, 1996, for claims brought on or before December 31, 2003, without regard to the date of injury, with coverage in an amount equal to $5 million per occurrence and $5 million in the aggregate per calendar year, for a total purchase price not to exceed $400,000; provided such policies shall not contain exclusions other than those reasonably acceptable to Interpore. Such insurance coverage shall be in addition to Cross's existing coverage.

               (e) Appraisal Rights. Stockholders of Cross making written demand pursuant to Section 262(d)(1) of the DGCL to exercise appraisal rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Cross Common Stock.

               (f) Dissenters' Rights. Stockholders of Interpore making written demand pursuant to Chapter 13 of the CCC to exercise dissenters' rights with respect to the Merger shall hold fewer than five percent (5%) of the outstanding shares of Interpore Common Stock.


                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

        Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Cross or Interpore:

               (a)    by mutual written consent of Cross and Interpore; or

               (b) by either Cross or Interpore if the Merger shall not have been consummated by June 30, 1998 (provided that (i) either Cross or Interpore may extend such date to August 31, 1998 by providing written notice thereof to the other party on or prior to June 30, 1998 (August 31, 1998, as it may be so extended, shall be referred to herein as the "Outside Date") and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

               (c) by either Cross or Interpore if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

               (d) (i) by Cross or Interpore, if, at the Interpore Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Interpore in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or (ii) by Interpore or Cross if, at the Cross Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Cross in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

               (e) by Cross, if (i) the Board of Directors of Interpore shall have withdrawn or modified its recommendation of this Agreement or the Merger (provided that Cross's right to terminate this Agreement under such clause
(e)(i) shall not be available if at such time Interpore would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by Interpore of an Acquisition Proposal, Cross requests in writing that the Board of Directors of Interpore reconfirm its recommendation of this Agreement and the Merger to the stockholders of Interpore and the Board of Directors of Interpore fails to do so within 10 business days after its receipt of Cross's request; (iii) the Board of Directors of Interpore shall have recommended to the stockholders of Interpore an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Interpore Common Stock is commenced (other than by Cross or an Affiliate of Cross) and the Board of Directors of Interpore recommends that the stockholders of Interpore tender their shares in such tender or exchange offer; or (v) for any reason Interpore fails to call and hold the Interpore Stockholders' Meeting by the Outside Date (provided that Cross's right to terminate this Agreement under such clause (e)(v) shall not be available if at such time Interpore would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); or

               (f) by Interpore, if (i) the Board of Directors of Cross shall have withdrawn or modified its recommendation of this Agreement or the Merger (provided that Interpore's right to terminate this Agreement under such clause
(f)(i) shall not be available if at such time Cross would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by Cross of an Acquisition Proposal, Interpore requests in writing that the Board of Directors of Cross reconfirm its recommendation of this Agreement and the Merger to the stockholders of Interpore and the Board of Directors of Cross fails to do so within 10 business days after its receipt of Interpore's request; (iii) the Board of Directors of Cross shall have recommended to the stockholders of Cross an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Cross Common Stock is commenced (other than by Interpore or an Affiliate of Interpore) and the Board of Directors of Cross recommends that the stockholders of Cross tender their shares in such tender or exchange offer; or (v) for any reason Cross fails to call and hold the Cross Stockholders' Meeting by the Outside Date (provided that Interpore's right to terminate this Agreement under such clause (f)(v) shall not be available if at such time Cross would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); or

               (g) by Cross or Interpore, prior to the approval of this Agreement by the stockholders of such party, if, as a result of a Superior Proposal received by such party from a Third Party, the Board of Directors of such party determines in good faith after consultation with outside legal counsel that accepting such Superior Proposal is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that no termination shall be effective pursuant to this
Section 7.1(g) under circumstances in which a termination fee is payable by the terminating party pursuant to Section 7.3(b)(iii) or (c)(iii), unless concurrently with such termination, such termination fee is paid in full by the terminating party in accordance with Section 7.3(b)(iii) or (c)(iii), as applicable; or

               (h) by Cross or Interpore, if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Cross) or 6.3(a) or (b) (in the case of termination by Interpore) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (B) any event shall have occurred which makes it impossible for the conditions set forth in Article VI hereof (other than Section 6.1(a), 6.1(e), 6.2(d) and 6.3(c)) to be satisfied, provided that any termination pursuant to this clause (B) shall not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event.

        Section 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Cross, Interpore, or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.17 and 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 5.17 and 7.3 of this Agreement, the Stock Option Agreements and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

        Section 7.3.  Fees and Expenses.

               (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

               (b) Cross shall pay Interpore a termination fee of $2.0 million upon the earliest to occur of the following events:

                      (i) the termination of this Agreement by either Interpore or Cross pursuant to Section 7.1(d)(ii), but only if a proposal for an Alternative Transaction (as defined below) involving Cross shall have been publicly announced prior to the Cross Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

                      (ii) the termination of this Agreement by Interpore pursuant to Section 7.1(f); or

                      (iii) the termination of this Agreement by Cross pursuant to Section 7.1(g).

               Cross's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Interpore against Cross and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment. Notwithstanding the foregoing, if and to the extent that Interpore has purchased shares of Cross Common Stock pursuant to the Interpore Stock Option Agreement prior to the payment of the $2.0 million fee provided for herein (the "Fee Payment Date"), the amount payable to Interpore under this
Section 7.3(b), together with (i)(x) the net cash amount received by Interpore prior to the Fee Payment Date pursuant to Cross's repurchase of Shares (as defined in the Interpore Stock Option Agreement) pursuant to Section 7 of the

Interpore Stock Option Agreement, less (y) Interpore's purchase price for such Shares, and (ii)(x) the amounts received by Interpore prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) Interpore's purchase price for such Shares, shall not exceed $2.0 million.

               (c) Interpore shall pay Cross a termination fee of $2.0 million upon the earliest to occur of the following events:

                      (i) the termination of this Agreement by either Cross or Interpore pursuant to Section 7.1(d)(i), but only if a proposal for an Alternative Transaction (as defined below) involving Interpore shall have been publicly announced prior to the Interpore Stockholders' Meeting and either an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

                      (ii) the termination of this Agreement by Cross pursuant to Section 7.1(e); or

                      (iii) the termination of this Agreement by Interpore pursuant to Section 7.1(g).

               Interpore's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Cross against Interpore and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment. Notwithstanding the foregoing, if and to the extent that Cross has purchased shares of Interpore Common Stock pursuant to the Cross Stock Option Agreement prior to the Fee Payment Date, the amount payable to Cross under this Section 7.3(c), together with (i)(x) the net cash amount received by Cross prior to the Fee Payment Date pursuant to Interpore's repurchase of Shares (as defined in the Cross Stock Option Agreement) pursuant to Section 7 of the Cross Stock Option Agreement, less (y) Cross's purchase price for such Shares, and (ii)(x) the amounts received by Cross prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) Cross's purchase price for such Shares, shall not exceed $2.0 million.

               (d) The fees payable pursuant to Section 7.3(b) or 7.3(c) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i), (ii) or (iii) or 7.3(c)(i), (ii) or (iii), respectively.

               (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires more than 20% of the outstanding shares of Cross Common Stock or Interpore Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving Cross or Interpore pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 20% of the outstanding shares of Cross Common Stock or Interpore Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Cross or Interpore, and the entity surviving any merger or business combination including any of them) of Cross or Interpore having a fair market value (as determined by the Board of Directors of Cross or Interpore, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of Cross or Interpore, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Section 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cross or Interpore, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

        Section 8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 2.1, 2.2, 5.17, 5.18,
5.20 and 5.24 and Article VIII, the agreements of the Affiliates delivered pursuant to Section 5.12 and the Confidentiality Agreements.

        Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Cross, to

                             Cross Medical Products, Inc.
                             5160 Blazer Memorial Parkway
                             Suite A
                             Dublin, Ohio  43017
                             Attn:  Joseph A. Mussey
                             Telecopy:  (614) 718-0528
                             with a copy to

                             Porter, Wright, Morris & Arthur
                             41 South High Street
                             Columbus, Ohio 43215
                             Attn:  Curtis A. Loveland, Esq.
                             Telecopy:  (614) 227-2100

               (b)    if to Interpore, to

                             Interpore International
                             181 Technology Drive
                             Irvine, California  92718
                             Attn:  David C. Mercer
                             Telecopy:  (714) 453-1884

                             with a copy to:

                             Latham & Watkins
                             650 Town Center Drive
                             20th Floor
                             Costa Mesa, California 92626-1925
                             Attn:  Charles K. Ruck, Esq.
                             Telecopy:  (714) 755-8290

        Section 8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 11, 1998.

        Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.17 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this

Agreement, neither Cross nor Interpore makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Cross and Interpore have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                   INTERPORE INTERNATIONAL, A CALIFORNIA
                                   CORPORATION


                                   By:    /S/ DAVID C. MERCER
                                      ------------------------------------------
                                   Name:  David C. Mercer
                                   Title: President and Chief Executive Officer


                                   BUCKEYE INTERNATIONAL, INC., A DELAWARE
                                   CORPORATION


                                   By:    /S/ DAVID C. MERCER
                                       -----------------------------------------
                                   Name:  David C. Mercer
                                   Title: President and Chief Executive Officer


                                   CROSS MEDICAL PRODUCTS, INC., A DELAWARE
                                   CORPORATION


                                   By:    /S/ JOSEPH A. MUSSEY
                                      ------------------------------------------
                                   Name:  Joseph A. Mussey
                                   Title: President and Chief Executive Officer